Exhibit 23.1

KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburgh, PA 15219-2598
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 30, 2023, with respect to the consolidated financial statements of GitLab Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 31, 2023
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.